Exhibit 99.1
VICI PROPERTIES INC. ANNOUNCES THIRD QUARTER 2025 RESULTS
- Announced 14th Tenant -
- Updates Guidance for Full Year 2025 -
- Announced 8th Consecutive Annual Dividend Increase -

NEW YORK, NY – October 30, 2025 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties”, "VICI" or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended September 30, 2025. All per share amounts included herein are on a per diluted common share basis unless otherwise stated.
Third Quarter 2025 Financial and Operating Highlights
•Total revenues increased 4.4% year-over-year to $1.0 billion
•Net income attributable to common stockholders increased 4.0% year-over-year to $762.0 million and, on a per share basis, increased 2.0% year-over-year to $0.71, with the increase partially offset by the change in the CECL allowance for the quarter ended September 30, 2025
•AFFO attributable to common stockholders increased 7.4% year-over-year to $637.6 million and, on a per share basis, increased 5.3% year-over-year to $0.60
•Declared a quarterly cash dividend of $0.45 per share, representing a 4.0% year-over-year increase
•Ended the quarter with $507.5 million in cash and cash equivalents and $244.9 million of estimated forward sale equity proceeds
•Updated AFFO guidance for full year 2025 to between $2,510 million and $2,520 million, or between $2.36 and $2.37 per diluted share
•Subsequent to quarter-end, announced agreements for entry into a lease agreement with an affiliate of funds managed by Clairvest related to the real property of MGM Northfield Park in Northfield, Ohio
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said, “In the third quarter of 2025, the compounding nature of our business continued to demonstrate its merit with 4.4% year-over-year revenue growth and 5.3% year-over-year growth in AFFO per share, supporting our 8th consecutive annual dividend increase of $0.0175 per share, representing a 4.0% year-over-year increase. In the last twelve months, we have grown our aggregate AFFO by 7.4% while only growing our share count by 2.1%, highlighting the efficiency of our business model and the merit of our disciplined capital allocation strategy. Additionally, subsequent to quarter-end, we welcomed our 14th tenant - Clairvest - who will acquire the operations of MGM Northfield Park. Clairvest has deep experience in the gaming sector, and we look forward to adding them to our increasingly diversified tenant roster."
Third Quarter 2025 Financial Results
Total Revenues
Total revenues were $1.0 billion for the quarter, an increase of 4.4% compared to $964.7 million for the quarter ended September 30, 2024. Total revenues for the quarter included $131.2 million of non-cash leasing and financing adjustments and $19.5 million of other income.

Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $762.0 million for the quarter, or $0.71 per share, compared to $732.9 million, or $0.70 per share, for the quarter ended September 30, 2024. The year-over-year increase in net income was partially offset by the $11.5 million aggregate change in the CECL allowance from the quarter ended September 30, 2024 to the quarter ended September 30, 2025.
Funds from Operations (“FFO”)
FFO attributable to common stockholders was $762.0 million for the quarter, or $0.71 per share, compared to $732.9 million, or $0.70 per share, for the quarter ended September 30, 2024. The year-over-year increase in FFO was partially offset by the $11.5 million aggregate change in the CECL allowance from the quarter ended September 30, 2024 to the quarter ended September 30, 2025.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $637.6 million for the quarter, an increase of 7.4% compared to $593.9 million for the quarter ended September 30, 2024. AFFO per share was $0.60 for the quarter, an increase of 5.3% compared to $0.57 for the quarter ended September 30, 2024.
Third Quarter 2025 and Subsequent Investment Activity
Investment Activity
Subsequent to quarter-end, on October 16, 2025, the Company announced that, in connection with MGM Resorts International's (NYSE: MGM) ("MGM Resorts") agreement to sell the operations of MGM Northfield Park ("Northfield Park") located in Northfield, Ohio, to an affiliate of funds managed by Clairvest Group, Inc. (TSX: CVG) ("Clairvest"), VICI has agreed to enter into a new triple-net lease with an affiliate of Clairvest with respect to the real property of Northfield Park (the "Northfield Park Lease") and an amendment to the Master Lease between VICI and MGM Resorts (the "MGM Master Lease") to account for MGM Resorts' divestiture of the operations of Northfield Park. The Northfield Park Lease will have an initial annual base rent of $53.0 million, (or $54.0 million, if closing occurs on or after May 1, 2026 to reflect the 2.0% annual escalation provided for in the MGM Master Lease). Upon closing, the Northfield Park Lease will begin a new 25-year lease term with three 10-year tenant renewal options, with other economic terms substantially similar to the MGM Master Lease, including escalation of 2.0% per annum (with escalation equal to the greater of 2.0% and the change in CPI (capped at 3.0%) beginning at the same time as the MGM Master Lease in 2032) and a minimum capital expenditure requirement equal to 1.0% of annual net revenue. The Northfield Park Lease will be guaranteed by an affiliate of funds managed by Clairvest that will own the operations of Northfield Park. The transaction is subject to customary closing conditions and regulatory approvals and is expected to be completed in the first half of 2026.
Third Quarter 2025 Capital Markets Activity
On July 1, 2025, the Company physically settled 9,662,116 shares under an outstanding forward sale agreement in exchange for total net settlement proceeds of approximately $296.0 million. On August 11, 2025, the Company physically settled 2,439,256 shares under an outstanding forward sale agreement in exchange for total net settlement proceeds of approximately $79.8 million.
On July 2, 2025, the Company repaid $175.0 million of the outstanding USD balance on its revolving credit facility.

The following table details the issuance of outstanding shares of common stock, including restricted common stock:

	Nine Months Ended September 30,
Common Stock Outstanding	2025	2024
Beginning Balance January 1,	1,056,366,685	1,042,702,763
Issuance of common stock upon physical settlement of forward sale agreements	12,101,372	4,000,000
Issuance of restricted and unrestricted common stock under the stock incentive program, net of forfeitures	340,637	469,718
Ending Balance September 30,	1,068,808,694	1,047,172,481
The following table reconciles the weighted-average shares of common stock outstanding used in the calculation of basic earnings per share to the weighted-average shares of common stock outstanding used in the calculation of diluted earnings per share:

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2025	2024	2025	2024
Determination of shares:
Weighted-average shares of common stock outstanding	1,067,254	1,046,627	1,059,871	1,043,922
Assumed conversion of restricted stock	779	681	613	467
Assumed settlement of forward sale agreements	337	1,031	248	508
Diluted weighted-average shares of common stock outstanding	1,068,369	1,048,338	1,060,732	1,044,897
Balance Sheet and Liquidity
As of September 30, 2025, the Company had approximately $17.1 billion in total debt and approximately $3.1 billion in liquidity, comprised of $507.5 million in cash and cash equivalents, $244.9 million of estimated net proceeds available upon physical settlement of 7,750,000 shares outstanding under its forward sale agreement, and approximately $2.4 billion of availability under its revolving credit facility. The Company's revolving credit facility includes the option to (i) increase the revolving loan commitments by up to $1.0 billion, and (ii) add one or more tranches of term loans of up to $2.0 billion in the aggregate, in each case, to the extent that any one or more lenders (from the syndicate or otherwise) agree to provide such additional credit extensions.

The Company’s outstanding indebtedness as of September 30, 2025 was as follows:

($ in millions USD)	September 30, 2025
Revolving Credit Facility
USD Borrowings	$—
CAD Borrowings (1)	125.7
GBP Borrowings (1)	22.2
4.500% Notes Due 2026	500.0
4.250% Notes Due 2026	1,250.0
5.750% Notes Due 2027	750.0
3.750% Notes Due 2027	750.0
4.500% Notes Due 2028	350.0
4.750% Notes Due 2028	1,250.0
4.750% Notes Due 2028	400.0
3.875% Notes Due 2029	750.0
4.625% Notes Due 2029	1,000.0
4.950% Notes Due 2030	1,000.0
4.125% Notes Due 2030	1,000.0
5.125% Notes Due 2031	750.0
5.125% Notes Due 2032	1,500.0
5.750% Notes Due 2034	550.0
5.625% Notes Due 2035	900.0
5.625% Notes Due 2052	750.0
6.125% Notes Due 2054	500.0
Total Unsecured Debt Outstanding	$14,097.9
CMBS Debt Due 2032	$3,000.0
Total Debt Outstanding	$17,097.9
Cash and Cash Equivalents	$507.5
Net Debt	$16,590.4
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(1) Based on applicable exchange rates as of September 30, 2025.
Dividends
On September 4, 2025, the Company declared a regular quarterly cash dividend of $0.45 per share, representing a 4.0% increase from the prior dividend amount. The Q3 2025 dividend was paid on October 9, 2025 to stockholders of record as of the close of business on September 18, 2025 and totaled in aggregate approximately $481.0 million.
2025 Guidance
The Company is updating its AFFO guidance for the full year 2025. In determining AFFO, the Company adjusts for certain items that are otherwise included in determining net income attributable to common stockholders, the most comparable generally accepted accounting principles in the United States (“GAAP”) financial measure. In reliance on the exception provided by applicable rules, the Company does not provide guidance for GAAP net income, the most comparable GAAP financial measure, or a reconciliation of 2025 AFFO to GAAP net income because we are unable to predict with reasonable certainty the amount of the change in non-cash allowance for credit losses under ASU No. 2016-13 - Financial Instruments—Credit Losses (Topic 326) (“ASC 326”) for a future period. The non-cash change in allowance for credit losses under ASC 326 with respect to a future period is dependent upon future events that are entirely outside of the Company’s control and may not be reliably predicted, including its tenants’ respective financial performance, fluctuations in the trading price of their common stock, credit ratings and outlook (each to the extent applicable), as well as broader macroeconomic performance. Based on past results and, as disclosed in our historical financial results, the impact of these adjustments could be material, individually or in the aggregate, to the Company’s reported GAAP results. For more information, see “Non-GAAP Financial Measures.”
The Company estimates AFFO for the year ending December 31, 2025 will be between $2,510 million and $2,520 million, or between $2.36 and $2.37 per diluted common share. Guidance does not include the impact on operating results from any pending or possible future acquisitions or dispositions, capital markets activity, or other non-recurring transactions.
The following is a summary of the Company’s updated full-year 2025 guidance:

	Updated Guidance		Prior Guidance
For the Year Ending December 31, 2025:	Low	High	Low	High
Estimated Adjusted Funds From Operations (AFFO) (in millions)	$2,510	$2,520	$2,500	$2,520
Estimated Adjusted Funds From Operations (AFFO) per diluted share	$2.36	$2.37	$2.35	$2.37
Estimated Weighted Average Share Count for the Year (in millions)	1,063.0	1,063.0	1,062.4	1,062.4
The above per share estimates reflect the dilutive effect of the 7,750,000 shares currently pending under the Company's outstanding forward sale agreement, as calculated under the treasury stock method. VICI partnership units held by third parties are reflected as non-controlling interests and the income allocable to them is deducted from net income to arrive at net income attributable to common stockholders and AFFO; accordingly, guidance represents AFFO per share attributable to common stockholders based solely on outstanding shares of VICI common stock.
The estimates set forth above reflect management’s view of current and future market conditions, including assumptions with respect to the earnings impact of the events referenced in this release. The estimates set forth above may be subject to fluctuations as a result of several factors and there can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the “Investors” section, under the menu heading “Financials”. This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations, except as may be required by applicable law.
Conference Call and Webcast
The Company will host a conference call and audio webcast on Friday, October 31, 2025 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by dialing +1 833-470-1428 (domestic) or +1 929-526-1599 (international) and entering the conference ID 158138. An audio replay of the conference call will be available from 1:00 p.m. ET on October 31, 2025 until midnight ET on November 7, 2025 and can be accessed by dialing +1 866-813-9403 (domestic) or +44 204-525-0658 (international) and entering the passcode 231278.

A live audio webcast of the conference call will be available in listen-only mode through the “Investors” section of the Company’s website, www.viciproperties.com, on October 31, 2025, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties Inc. is an S&P 500® experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality, wellness, entertainment and leisure destinations, including Caesars Palace Las Vegas, MGM Grand and the Venetian Resort Las Vegas, three of the most iconic entertainment facilities on the Las Vegas Strip. VICI Properties owns 93 experiential assets across a geographically diverse portfolio consisting of 54 gaming properties and 39 other experiential properties across the United States and Canada. The portfolio is comprised of approximately 127 million square feet and features approximately 60,300 hotel rooms and over 500 restaurants, bars, nightclubs and sportsbooks. Its properties are occupied by industry-leading gaming, leisure and hospitality operators under long-term, triple-net lease agreements. VICI Properties has a growing array of real estate and financing partnerships with leading developers and operators in other experiential sectors, including Cabot, Cain, Canyon Ranch, Chelsea Piers, Great Wolf Resorts, Homefield, Kalahari Resorts and Lucky Strike Entertainment. VICI Properties also owns four championship golf courses and approximately 33 acres of undeveloped and underdeveloped land adjacent to the Las Vegas Strip. VICI Properties’ goal is to create the highest quality and most productive experiential real estate portfolio through a strategy of partnering with the highest quality experiential place makers and operators. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” "can," "could," "may," "should," "will," "would," and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements which could differ materially from those set forth in the forward-looking statements and may be affected by a variety of risks. Among those risks, uncertainties and other factors are: the impact of changes in general economic conditions and market developments, including inflation, interest rate changes and volatility, tariffs and trade barriers, supply chain disruptions, changes in consumer spending, consumer confidence levels, unemployment levels, governmental action (including significant layoffs or reductions in force among federal government employees or a prolonged U.S. federal government shutdown), and depressed real estate prices resulting from the severity and duration of any downturn or recession in the U.S. or global economy; our ability to successfully pursue and consummate transactions, including investments in, and acquisitions of, real estate and to obtain debt financing for such investments at attractive interest rates, or at all; risks associated with our pending and completed transactions, including our ability or failure to realize the anticipated benefits thereof; our dependence on our tenants at our properties and their affiliates that serve as guarantors of the lease payments, and the negative consequences any material adverse effect on their respective businesses could have on us; the possibility that any future transactions may not be consummated on the terms or timeframes contemplated, or at all, including our ability to obtain the financing necessary to complete any acquisitions on the terms we expect in a timely manner, or at all; the ability of the parties to satisfy the conditions set forth in the definitive transaction documents, including the receipt of, or delays in obtaining, governmental and regulatory approvals and consents required to consummate such transactions, or other delays or impediments to completing the transactions; the anticipated benefits of certain arrangements with certain tenants in connection with our funding of “same store” capital improvements in exchange for increased rent pursuant to the terms of our agreements with such tenants, which we refer to as the Partner Property Growth Fund strategy; our decision and ability to exercise our purchase rights under our put-call agreements, call agreements, right of first refusal agreements and right of first offer agreements; our borrowers’ ability to repay their outstanding loan obligations to us; our dependence on the gaming industry; our ability to pursue our business and growth strategies may be limited by the requirement that we distribute 90% of our REIT taxable income in order to qualify for taxation as a REIT and that we distribute 100% of our REIT taxable income in order to avoid current entity-level U.S. federal income taxes; the impact of extensive regulation from gaming and other regulatory authorities; the ability of our tenants to obtain and maintain regulatory approvals in connection with the operation of our properties, or the imposition of conditions to such regulatory approvals; the possibility that our tenants may choose not to renew their respective lease agreements following the initial or subsequent terms of the leases; restrictions on our ability to sell our properties subject to the lease agreements; our tenants and any guarantors’ historical results may not be a reliable indicator of their future results; our substantial amount of indebtedness and ability to service, refinance (at attractive interest rates, or at all), and otherwise fulfill our obligations under such indebtedness; our historical financial information may not be reliable indicators of our future results of operations, financial condition and cash flows; the possibility that we identify significant environmental, tax, legal or other issues, including additional costs or liabilities, that materially and adversely impact the value of assets acquired or secured as collateral (or other benefits we expect to receive) in any of our pending and completed transactions; the impact of changes to tax laws and regulations, including U.S. federal income tax laws, state tax laws or global tax laws; the impact of changes in governmental or regulatory actions and initiatives; the possibility of adverse tax consequences as a result of our pending and completed transactions, including pursuant to tax protection agreements to which we are a party; increased volatility in our stock price, including as a result of our pending and completed transactions; our inability to maintain our qualification for taxation as a REIT; the impact of climate change, natural disasters or other severe weather events, war or conflict, political and public health conditions, uncertainty or civil unrest, violence or terrorist activities or threats on our properties, or in areas where our properties are located, and changes in economic conditions or heightened travel security, and any measures instituted in response to these events; the loss of the services of key personnel; the inability to attract, retain and motivate employees; the costs and liabilities associated with environmental compliance; failure to establish and maintain an effective system of integrated internal controls; the risks related to us or our tenants not having adequate insurance to cover potential losses; the potential impact on the amount of our cash distributions if we determine to sell or divest any of our properties in the future or are unable to redeploy capital returned from investments at attractive rates, or at all; our ability to continue to make distributions to holders of our common stock or maintain anticipated levels of distributions over time, including our reliance on distributions received from our subsidiaries, including VICI Properties OP LLC, to make such distributions to our stockholders; and competition for transaction opportunities, including from other REITs, investment companies, private equity firms and hedge funds, sovereign funds, lenders, gaming companies and other investors that may have greater resources and access to capital and a lower cost of capital or different investment parameters than us.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (Nareit), we define FFO as net income (or loss) attributable to common stockholders (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.
AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments, non-cash change in allowance for credit losses, non-cash stock-based compensation expense, transaction costs incurred in connection with the acquisition of real estate investments, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate, gains (or losses) on debt extinguishment and interest rate swap settlements, other gains (or losses), deferred income tax expenses and benefits, other non-recurring non-cash transactions and non-cash adjustments attributable to non-controlling interest with respect to certain of the foregoing.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense (including the impact of the forward-starting interest rate swaps and treasury locks) and interest income (collectively, interest expense, net), current income tax expense and adjustments attributable to non-controlling interests.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands)

	September 30, 2025	December 31, 2024
Assets
Real estate portfolio:
Investments in leases - sales-type, net	$23,763,616	$23,581,101
Investments in leases - financing receivables, net	18,640,073	18,430,320
Investments in loans and securities, net	2,432,999	1,651,533
Land	149,717	150,727
Cash and cash equivalents	507,503	524,615
Other assets	1,041,932	1,030,644
Total assets	$46,535,840	$45,368,940

Liabilities
Debt, net	$16,762,660	$16,732,889
Accrued expenses and deferred revenue	182,651	217,956
Dividends and distributions payable	486,258	461,954
Other liabilities	1,006,993	1,004,340
Total liabilities	18,438,562	18,417,139

Stockholders’ equity
Common stock	10,688	10,564
Preferred stock	—	—
Additional paid-in capital	24,894,452	24,515,417
Accumulated other comprehensive income	125,198	144,574
Retained earnings	2,643,251	1,867,400
Total VICI stockholders’ equity	27,673,589	26,537,955
Non-controlling interests	423,689	413,846
Total stockholders’ equity	28,097,278	26,951,801
Total liabilities and stockholders’ equity	$46,535,840	$45,368,940
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Note: As of September 30, 2025 and December 31, 2024, our Investments in leases - sales-type, Investments in leases - financing receivables, Investments in loans and securities and Other assets (sales-type sub-leases) are net of allowance for credit losses of $802.1 million, $750.7 million, $39.0 million and $20.4 million, respectively, and $802.7 million, $737.1 million, $25.0 million and $20.6 million, respectively.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenues
Income from sales-type leases	$531,765	$518,691	$1,590,717	$1,543,752
Income from lease financing receivables, loans and securities	447,986	419,115	1,314,726	1,242,151
Other income	19,547	19,315	58,596	57,950
Golf revenues	8,190	7,548	28,987	29,300
Total revenues	1,007,488	964,669	2,993,026	2,873,153

Operating expenses
General and administrative	16,344	16,458	45,765	48,418
Depreciation	937	1,008	2,674	3,133
Other expenses	19,547	19,315	58,596	57,950
Golf expenses	6,765	6,824	19,736	20,148
Change in allowance for credit losses	(20,153)	(31,626)	24,803	32,292
Transaction and acquisition expenses	9	1,164	7,488	1,728
Total operating expenses	23,449	13,143	159,062	163,669

Interest expense	(210,333)	(207,317)	(633,381)	(617,976)
Interest income	3,881	2,797	9,871	12,016
Other (losses) gains	(82)	(64)	792	770
Income before income taxes	777,505	746,942	2,211,246	2,104,294
Provision for income taxes	(3,885)	(2,461)	(6,993)	(7,257)
Net income	773,620	744,481	2,204,253	2,097,037
Less: Net income attributable to non-controlling interests	(11,580)	(11,583)	(33,527)	(32,821)
Net income attributable to common stockholders	$762,040	$732,898	$2,170,726	$2,064,216

Net income per common share
Basic	$0.71	$0.70	$2.05	$1.98
Diluted	$0.71	$0.70	$2.05	$1.98

Weighted average number of shares of common stock outstanding
Basic	1,067,253,644	1,046,626,838	1,059,870,808	1,043,921,660
Diluted	1,068,369,218	1,048,338,348	1,060,732,039	1,044,897,468

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income attributable to common stockholders	$762,040	$732,898	$2,170,726	$2,064,216
Real estate depreciation	—	—	—	—
FFO attributable to common stockholders	762,040	732,898	2,170,726	2,064,216
Non-cash leasing and financing adjustments	(131,171)	(135,890)	(393,240)	(402,839)
Non-cash change in allowance for credit losses	(20,153)	(31,626)	24,803	32,292
Non-cash stock-based compensation	4,415	4,601	11,758	12,973
Transaction and acquisition expenses	9	1,164	7,488	1,728
Amortization of debt issuance costs and original issue discount	17,395	18,747	54,909	52,900
Other depreciation	806	883	2,284	2,564
Capital expenditures	(189)	(878)	(939)	(1,943)
Other losses (gains) (1)	82	64	(792)	(770)
Deferred income tax provision	2,776	1,945	2,848	4,233
Non-cash adjustments attributable to non-controlling interests	1,559	1,950	3,884	4,100
AFFO attributable to common stockholders	637,569	593,858	1,883,729	1,769,454
Interest expense, net	189,057	185,773	568,601	553,060
Current income tax expense	1,109	516	4,145	3,024
Adjustments attributable to non-controlling interests	(2,153)	(2,152)	(6,518)	(6,420)
Adjusted EBITDA attributable to common stockholders	$825,582	$777,995	$2,449,957	$2,319,118

Net income per common share
Basic	$0.71	$0.70	$2.05	$1.98
Diluted	$0.71	$0.70	$2.05	$1.98
FFO per common share
Basic	$0.71	$0.70	$2.05	$1.98
Diluted	$0.71	$0.70	$2.05	$1.98
AFFO per common share
Basic	$0.60	$0.57	$1.78	$1.70
Diluted	$0.60	$0.57	$1.78	$1.69
Weighted average number of shares of common stock outstanding
Basic	1,067,253,644	1,046,626,838	1,059,870,808	1,043,921,660
Diluted	1,068,369,218	1,048,338,348	1,060,732,039	1,044,897,468
____________________
(1) Represents non-cash foreign currency remeasurement adjustment and gain on sale of certain land parcels.

VICI Properties Inc.
Revenue Breakdown
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Contractual income from sales-type leases
Caesars Regional Master Lease (excluding Harrah's NOLA, AC, and Laughlin) & Joliet Lease	$137,689	$137,624	$413,067	$412,872
Caesars Las Vegas Master Lease	123,855	117,305	371,565	351,915
MGM Grand/Mandalay Bay Lease	80,598	79,018	240,740	236,020
The Venetian Resort Las Vegas Lease	75,545	68,118	225,309	199,443
PENN Greektown Lease	13,482	13,214	39,996	39,640
Century Master Lease (excluding Century Canadian Portfolio)	12,321	10,971	36,963	32,913
Hard Rock Cincinnati Lease	11,864	11,541	35,592	34,623
EBCI Southern Indiana Lease	8,538	8,412	25,530	25,154
PENN Margaritaville Lease	6,696	6,706	20,092	20,088
Income from sales-type leases non-cash adjustment (1)	61,177	65,782	181,863	191,084
Income from sales-type leases	531,765	518,691	1,590,717	1,543,752

Contractual income from lease financing receivables
MGM Master Lease	193,671	189,873	575,949	564,655
Harrah's NOLA, AC, and Laughlin	43,683	44,477	131,049	133,431
Hard Rock Mirage Lease	23,409	22,950	70,227	68,850
JACK Entertainment Master Lease	18,039	17,772	54,028	53,229
CNE Gold Strike Lease	10,612	10,404	31,559	31,473
Lucky Strike Master Lease	8,098	7,900	24,294	23,700
Foundation Gaming Master Lease	6,184	6,123	18,552	18,369
Chelsea Piers Lease	6,000	6,000	18,000	18,000
PURE Master Lease	4,047	4,037	11,946	12,128
Century Canadian Portfolio	3,197	3,170	9,447	9,535
Income from lease financing receivables non-cash adjustment (1)	70,070	70,162	211,507	211,906
Income from lease financing receivables	387,010	382,868	1,156,558	1,145,276

Contractual interest income
Senior secured notes	2,398	2,405	7,218	7,209
Senior secured loans	22,907	11,334	59,211	28,320
Mezzanine loans & preferred equity	35,887	22,562	92,251	61,497
Income from loans non-cash adjustment (1)	(216)	(54)	(512)	(151)
Income from loans and securities	60,976	36,247	158,168	96,875
Income from lease financing receivables, loans and securities	447,986	419,115	1,314,726	1,242,151

Other income	19,547	19,315	58,596	57,950
Golf revenues	8,190	7,548	28,987	29,300
Total revenues	$1,007,488	$964,669	$2,993,026	$2,873,153
____________________
(1) Amounts represent non-cash adjustments to recognize revenue on an effective interest basis in accordance with GAAP.

Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or

David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Moira McCloskey
SVP, Capital Markets
MMcCloskey@viciproperties.com

LinkedIn:
www.linkedin.com/company/vici-properties-inc

Press Release Category: Financial Results